Exhibit (a)(x)



To: All Employees With Outstanding Stock Options in Eligible Countries (United States, China, Finland, France, Germany, Hong Kong, India, Israel, Italy, Japan, Mexico, Spain and the United Kingdom)

From: David Kreinberg

Date: June 12, 2002

Subject: Supplement to Offer to Cancel and Reissue Stock Options

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On May 22, 2002 we sent you an email regarding our offer to cancel and reissue certain of your outstanding stock options. As required by U.S. securities laws, all documents associated with this program were filed with the Securities and Exchange Commission (SEC). As is often the case with such filings, the SEC has exercised its right to review the documents and has requested certain modifications be made to the Offer to Exchange document. Although in our view the modifications do not materially change the terms of the stock exchange program, we are required to provide you with an updated version this document. Additionally, the SEC has requested that we provide you with current Comverse Technology, Inc. financial information.

In response to the above, we are now notifying you of the following updates and supplements to the documents previously provided to you, all of which are available at our website at http://www.comverse.com/StockExchangeProgram/. Specifically, you should pay particular attention to the following links on this website:

         o Offer to Exchange - This document has been updated to incorporate the modifications requested by the SEC. The sections that have been amended are Section 7 ("Conditions Of The Offer"), Section 17 ("Additional Information") and Section 18 ("Forward Looking Statements; Miscellaneous").

         o Annual Report on Form 10-K - This is a copy of our Annual Report filed with the SEC for the fiscal year ended January 31, 2002.

         o Quarterly Report on Form 10-Q - This is a copy of our Quarterly Report filed with the SEC for the first quarter of our 2002 fiscal year, which ended April 30, 2002.

If you have any questions about the offer, please email your questions to Stock_Exchange_Program@comverse.com. We will respond to questions as soon as practical.